Exhibit 99.1

Cephalon Announces FDA Approval of Risk Evaluation

and Mitigation Strategies for NUVIGIL and PROVIGIL

REMS Addresses Potential Risks Currently Included In Labeling

Frazer, Pa. — October 22, 2010 — Cephalon, Inc. (Nasdaq: CEPH) today announced that Risk Evaluation and Mitigation Strategies (REMS) for its medications NUVIGIL® (armodafinil) Tablets [C-IV] and PROVIGIL® (modafinil) Tablets [C-IV] have been approved by the U.S. Food and Drug Administration (FDA).  Both the NUVIGIL and PROVIGIL REMS consist of a Medication Guide to inform patients about the potential risks associated with the use of these medications, a communication plan and a timetable for submission of assessments of the REMS.  The communication plan includes a Dear Healthcare Professional Letter, a Prescriber Brochure, a Pharmacist Action Letter and a dedicated REMS Internet Site. The introduction of the NUVIGIL and PROVIGIL REMS programs is consistent with the company’s commitment to safe and appropriate use of its medications.

The goal of each REMS is to inform healthcare providers, patients and caregivers about the risks associated with these medications, including serious skin rash and hypersensitivity reactions.  The current product labeling for both medications contains a bolded warning that includes these risks. Neither medication is approved for use in the pediatric population for any indication.  In accordance with the approved REMS, the company is currently updating NUVIGIL and PROVIGIL labeling to include the Medication Guide.

The NUVIGIL and PROVIGIL Medication Guides will be available on each product website, www.nuvigil.com and www.provigil.com, and will be dispensed with every prescription.  Information on both products is also available by calling 1-800-896-5855.  More information on Cephalon and its products is available at www.cephalon.com.

About NUVIGIL

NUVIGIL is indicated to improve wakefulness in patients with excessive sleepiness associated with treated obstructive sleep apnea (OSA), shift work disorder (SWD), or narcolepsy.  In patients with OSA, NUVIGIL is used along with other medical treatments for this condition.  The NUVIGIL (armodafinil) label includes a bolded warning for serious or life-threatening rash, including Stevens-Johnson Syndrome, requiring hospitalization and discontinuation of treatment, that has been reported in adults in association with the use of modafinil and armodafinil and in children in association with the use of modafinil, a racemic mixture of S and R modafinil (the latter is armodafinil, the active ingredient in NUVIGIL).  NUVIGIL is not approved for use in pediatric patients for any indication.

The most common adverse events in controlled clinical trials (five percent or greater) were headache, nausea, dizziness, and insomnia.  Full prescribing information for NUVIGIL is available at www.nuvigil.com.

About PROVIGIL

PROVIGIL is indicated to improve wakefulness in patients with excessive sleepiness associated with treated obstructive sleep apnea (OSA), shift work sleep disorder, also known as shift work disorder (SWD), and narcolepsy.  In patients with OSA, PROVIGIL is used along with other medical treatments for this condition.  The PROVIGIL label includes a bolded warning for serious or life-threatening rash, including Stevens-Johnson Syndrome, requiring hospitalization and discontinuation of treatment, that has been reported in adults and children taking modafinil.  PROVIGIL is not approved for use in pediatric patients for any indication.

The most common adverse events in controlled clinical trials (greater than five percent) were headache, nausea, nervousness, rhinitis, diarrhea, back pain, anxiety, insomnia, dizziness and dyspepsia.  Full prescribing information for PROVIGIL is available at www.provigil.com.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world.  Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas.  Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide.  The company sells numerous branded and generic products around the world.  In total, Cephalon sells more than 150 products in nearly 100 countries.  More information on Cephalon and its products is available at www.cephalon.com.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide the Cephalon current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Contacts:

Media:

Candace Steele Flippin

610-727-6231 (office)

csteele@cephalon.com

Investor Relations:

Chip Merritt

610-738-6376 (office)

cmerritt@cephalon.com

Joseph Marczely

610-883-5894 (office)

jmarczely@cephalon.com